Exhibit 10.13

REAL PROPERTY PURCHASE AGREEMENT

THIS REAL PROPERTY PURCHASE AGREEMENT (this “Agreement”) is made and entered into this 16th day of October, 2013 by and between Kilpatrick Partners, L.L.C., an Oklahoma limited liability company (“Seller”) and Paycom Payroll, LLC, a Delaware limited liability company (“Purchaser”).

W I T N E S S E T H:

WHEREAS, Seller desires to sell and Purchaser desires to purchase, upon the terms and conditions hereinafter set forth, that certain tract or parcel of land consisting of approximately 18.3218 acres (more or less) located in the SW/4 of Section 8, Township 13 North, Range 4 West, Oklahoma County, Oklahoma and more particularly described on Exhibits “A” and “B” attached hereto and by this reference made a part hereof, together with all rights, easements and appurtenances pertaining thereto and all improvements thereon (the “Property”) and subject only to the Permitted Exceptions (hereinafter defined).

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are all hereby acknowledged by each of the parties hereto, the parties hereto agree as follows:

1. Purchase Price. Seller shall sell and convey the Property to Purchaser and Purchaser shall purchase the Property from Seller and pay to Seller an amount equal to $261,360.00 per acre for the Property and which is the sum of four million seven hundred eighty- eight thousand five hundred eighty five dollars and sixty cents ($4,788,585.60). If applicable, the purchase price shall be adjusted at Closing to reflect the actual acreage amount recited in the deed and transferred to Purchaser (the “Purchase Price”).

2. Earnest Money. Within five (5) days after the Effective Date (hereinafter defined), Purchaser agrees to deposit in escrow with the Title Company an earnest money deposit of FIFTEEN THOUSAND AND NO/100 DOLLARS ($15,000.00) (the “Earnest Money”). In the event Purchaser deposits the Earnest Money with the Title Company, Purchaser may, at its option, direct the Title Company to invest the Earnest Money in an interest bearing account designated by Purchaser. The Earnest Money shall be held in escrow to be applied for Purchaser’s benefit against the Purchase Price at Closing (hereinafter defined) or as otherwise provided for by this Agreement. All interest which has accrued on the Earnest Money shall, under all circumstances, belong to Purchaser.

3. Title Commitment and Survey.

(a) Within ten (10) days after the Effective Date, Seller, at Seller’s sole cost and expense, shall deliver, or cause to be delivered, to Purchaser any abstracts of title to the Property in Seller’s possession. Purchaser, at Purchaser’s cost and expense, may obtain an Owner’s Commitment for Owner’s Title Insurance Policy (the “Title Commitment”) from a title company selected by Purchaser (the “Title Company”).

(b) Purchaser, at Purchaser’s sole cost and expense, shall obtain a survey or surveys of the Property (the “Survey”).

4. Inspection Period.

(a) Purchaser shall have twenty (20) days from the Effective Date (the “Inspection Period”) to conduct such examinations, studies, tests and inspections as Purchaser shall deem necessary or desirable with respect to the Property and to satisfy itself as to such matters which Purchaser, in its sole discretion, deems to be necessary or desirable.

Should Purchaser desire to terminate this Agreement for any reason whatsoever on or before the end of the Inspection Period, then Purchaser may terminate this Agreement by giving written notice to Seller whereupon all Earnest Money shall be refunded to Purchaser and this Agreement shall be deemed null and void and of no further force or effect with Purchaser and Seller having no further rights, obligations or liabilities hereunder.

(b) If Purchaser has not terminated this Agreement on or before the expiration of the Inspection Period pursuant to the provisions of Section 4(a) above or as otherwise permitted in this Agreement, then Purchaser shall have the right, at its election by providing written notice to Seller prior to the expiration of the Inspection Period to extend the Inspection Period for an additional period of thirty (30) days (said thirty (30) day period being referred to as the “Extended Inspection Period”). At any time during the Extended Inspection Period, Purchaser shall have the right for any reason whatsoever to terminate this Agreement by notice to Seller whereupon the Title Company shall pay the Earnest Money to Purchaser and this Agreement shall thereafter be null and void and of no further force and effect with Purchaser and Seller having no further rights, obligations or liabilities hereunder.

Notwithstanding anything to the contrary contained herein, Purchaser shall have the right at any time during the Inspection Period or Extended Inspection Period to waive the remainder of the Inspection Period or Extended Inspection Period by delivering written notice to Seller of such election and to close on or before thirty (30) days thereafter.

5. Inspection Prior to Closing. Purchaser, its agents and representatives shall at all times before the Closing have the privilege, opportunity and right of entering upon the Property in order to inspect the Property and to examine, and perform topographical surveys, environmental tests, soil tests, borings, percolation tests and other tests needed to determine surface, subsurface and topographic conditions.

6. Title and Survey Objections; Lot Split. Purchaser shall have until the close of the Inspection Period (or any extension of the Inspection Period) to examine the Survey and title to the Property and to notify Seller of any objectionable matter or defect which affects the marketability or insurability of the title to the Property or which adversely affects the use of the Property. In the event Seller is notified of any such objectionable matters, Seller agrees to promptly employ diligent efforts to procure a cure for same. In the event, however, Seller is unable through the exercise of its good faith best efforts (which shall include the payment of money with respect to any existing mortgages, deeds of trust, deeds to secure debt, liens or other matters that can be removed by the payment of money) to cure any objectionable matter prior to Closing, then at Purchaser’s option, Purchaser may either (a) take title to the Property despite the existence of such matter, or (b) terminate this Agreement in which event all Earnest Money paid by Purchaser shall be immediately refunded by Title Company to Purchaser, and neither Purchaser nor Seller shall have any further liabilities, obligations or rights with regard to this Agreement which shall then become null and void and of no further force or effect. Any title exceptions to the Property existing prior to the Effective Date hereof to which Purchaser does not object, or to which Purchaser waives its objection, are referred to herein as “Permitted Exceptions”.

In the event that any title exceptions or survey matters arise after Purchaser’s initial title search that affect the marketability or insurability of the title to the Property or which adversely affect the use of the Property, Purchaser may after the discovery thereof notify Seller, in which event Seller shall promptly employ its good faith best efforts to procure a cure for same, as required above, and upon the failure of Seller to effectuate a cure, the Purchaser may elect any of the options set forth in subclauses (a) and (b) above.

The subject Property is a part of ~90.25 acres owned by Seller. Purchaser, at Purchaser’s sole cost and expense, shall be solely responsible for applying for and obtaining any governmental approvals for the platting, PUD amendment, or lot-split contemplated by this Agreement. Seller shall cooperate with Purchaser in Purchaser’s efforts. In the event any such split or division is not approved in a reasonable time by the applicable governmental authorities, then either party may terminate this Agreement without penalty by providing written notice to the other party of termination, and in such an event, Seller shall return the earnest money to Purchaser.

7. Closing. The consummation of the purchase and sale of the Property contemplated under this Agreement (the “Closing”) shall be held on or before five (5) days after the later of (a) the expiration of the Inspection Period, (b) the expiration of the Extended Inspection Period, and (c) the satisfaction of all of the conditions to Closing, as same are more particularly set forth herein, at a date and time designated by Purchaser to Seller in the offices of the Title Company, or at such other location as may be designated by Purchaser. The parties shall endeavor to close this transaction on or before November 15, 2013.

8. Closing Deliveries.

(a) At the Closing, Seller shall deliver the following:

(i) Marketable fee simple title to the Property to Purchaser pursuant to a recordable general warranty deed (the “Deed”) reasonably acceptable to Purchaser.

(ii) An Owner’s Title Insurance Policy (or down dated title commitment to the date of closing) insuring title to the Property, free and clear of all liens, encumbrances, and other exceptions to title, other than the Permitted Exceptions;

(iii) An affidavit acceptable to Purchaser and the Title Company stating that Seller has sole and exclusive possession of the Property and which is sufficient to delete any exception to title with respect to unrecorded liens;

(iv) A nonforeign affidavit in form acceptable to Purchaser and the Title Company; and

(v) Such other documentation reasonably required by Purchaser and/or the Title Company.

(b) At the Closing, Purchaser shall deliver the Purchase Price, less the Earnest Money and subject to the prorations set forth in this Agreement, to the Title Company via wire transfer of immediately available and collectible funds.

9. Closing Costs. Seller’s attorneys’ fees, all doc stamps and all recording fees on the deed and recordable curative instruments shall be paid by Seller. The premium for title insurance and all costs associated with said title insurance shall be paid by Purchaser. All costs associated with Purchaser’s mortgage, if any, shall be paid by Purchaser. Purchaser shall be responsible for payment of its own attorneys’ fees and the costs of the Survey. All other closing costs shall be split equally between the parties or otherwise as is customary as determined by the title company.

10. Prorations. All real property ad valorem taxes shall be prorated (employing a 365-day year) between Purchaser and Seller as of the date of Closing based upon the most recently available property assessment. All taxes payable by Seller under this Section shall be paid in full by Seller on or before Closing even if said assessments are due in installments subsequent to Closing.

11. Condemnation. In the event, at any time between the making of this Agreement and Closing, all or any portion of the Property is condemned by any legally constituted authority for any public use or purpose, then Purchaser may, within 30 days of first being notified of said condemnation, elect to either: (a) terminate this Agreement, in which event all Earnest Money paid by Purchaser shall be immediately refunded by the Title Company to Purchaser, and neither Purchaser nor Seller shall have any further liabilities, obligations or rights with regard to this Agreement; or (b) consummate the purchase of the Property and collect all proceeds from any condemnation and have the terms of this Agreement remain in full force and effect and binding on the parties hereto. In the event of a condemnation or threatened condemnation prior to Closing, Seller shall keep Purchaser informed as to all aspects of such condemnation action, and shall obtain Purchaser’s prior written approval of any action taken and settlement proposed or made with regard to any such condemnation action. In the event of condemnation in which Purchaser does not elect to terminate this Agreement pursuant to the foregoing terms, then the term “Property” as used herein shall thereafter refer to the Property less and except any portion thereof taken by such condemnation.

12. Seller’s Representations and Warranties.

(a) Seller represents, warrants and covenants to Purchaser that:

(i) Seller has complete and full authority to execute this Agreement and to convey to Purchaser good and marketable fee simple title to the Property in accordance with this Agreement.

(ii) Seller will not further sell, encumber, convey, assign or contract to sell, convey, assign, pledge, encumber, lease or sublease all or any part of the Property, nor restrict the use of all or any part of the Property, nor take or cause to be taken any action in conflict with this Agreement at any time between the Effective Date and Closing or the earlier termination of this Agreement pursuant to its terms, or take or permit any action which could result in the imposition of any liens on the Property either before or after Closing. There are no existing rights of any third parties to possess or occupy any part of the Property.

(iii) No rights of first refusal or similar agreements exist in connection with the Property which would in any way interfere with Purchaser’s ability to purchase the Property as provided herein, or which is in any way in contravention of the spirit and intent of this Agreement.

(iv) Seller has no knowledge of, nor has Seller received any notice of, any actual or threatened action, litigation or proceeding by any organization, person, individual or governmental agency (including governmental actions under condemnation authority or proceedings similar thereto) against the Property or Seller, nor has any such organization, person, individual or governmental agency communicated to Seller anything which Seller believes to be a threat of any such action, litigation or proceeding.

(v) During Seller’s ownership of the Property (A) no landfill was deposited on, or taken from, the Property, (B) no construction debris or other debris (including, without limitation, rocks, stumps or concrete) was buried upon any of the Property, (C) no dangerous toxic or hazardous pollutants, contaminants, chemicals, wastes, materials or substances, as defined in or governed by the provisions of any federal, state or local law, statute, code, ordinance, regulation, requirement or rule relating thereto (collectively, the “Environmental Regulations”), and also including urea-formaldehyde, polychlorinated biphenyls, asbestos, asbestos-containing materials, nuclear fuel or waste, and petroleum products, or any other waste, material, substance, pollutant or contaminant which would subject the owner of the Property to any damages, penalties or liabilities under any applicable Environmental Regulation (collectively, the “Hazardous Substances”) has ever been located, produced, treated, transported, incorporated, discharged, emitted, released, deposited or disposed of in, upon, under, over or from the Property in violation of any environmental Regulation, (D) no threat has existed of a discharge, release or emission of a Hazardous Substance upon or from the Property into the environment, which discharge, release or emission would subject the owner of the Property to any damages, penalties or liabilities under any applicable Environmental Regulation, and (E) the Property was not listed in the United States Environmental Protection Agency’s list of Hazardous Waste Sites or any other list of Hazardous Substance sites maintained by any federal, state or local governmental agency. To the best of Seller’s knowledge, none of the foregoing has occurred with respect to the Property prior to the time Seller became the owner of the Property. Notwithstanding the foregoing, Seller makes no representation or warranty concerning the fill dirt that has been placed on the Property by Purchaser with Seller’s consent.

(vi) All contractors, suppliers, laborers or any other persons performing work on the Property have been paid in full and there are no claims or disputes arising therefrom.

(b) In addition to all other rights and remedies of Purchaser set forth herein, Seller shall defend, indemnify and hold Purchaser, its employees, officers, shareholders, directors, agents, contractors, assigns and successors-in-interest, harmless from and against any and all claims, actions, loss, cost, damage and expense (including reasonable attorneys’ fee actually incurred) resulting from a breach by Seller of any of the representations, warranties and covenants contained in this Agreement. The obligations of Seller under this Paragraph shall survive Closing.

13. Notice. All notices, requests, demands or other communications hereunder shall be in writing and deemed given when delivered personally or sent via a nationally recognized overnight courier service or on the day said communication is deposited in the U. S. mail, by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Seller:	Chad Richison, Manager Kilpatrick Partners, L.L.C. 7501 W. Memorial Road Oklahoma City, OK 73142 Telephone Number: 405-722-6900

If to Purchaser:	Craig Boelte, CFO Paycom Payroll, LLC 7501 W. Memorial Road Oklahoma City, OK 73142 Telephone Number: 405-722-6900

With a copy to:	John Falcone, Esq. Cheek & Falcone, PLLC 6301 Waterford Blvd, Suite 320 Oklahoma City, OK 73118 Telephone Number: (405) 286-9191

or to such other address as the parties may from time to time designate by notice in writing to the other parties.

14. Agreement Assignable by Purchaser. This Agreement may be assigned or transferred by Purchaser at any time provided the assignee agrees to be specifically bound by the terms hereof. Seller shall not assign its interest hereunder without the prior written consent of Purchaser.

15. Amendment. Neither this Agreement nor any provision hereof may be changed, amended, modified, waived or discharged orally or by any course of dealing, but only by an instrument in writing signed by the party against which enforcement of the change, amendment, modification, waiver or discharge is sought.

16. Brokers. Purchaser and Seller represent and warrant that no real estate commission or compensation shall be payable by such party with respect to the procurement and execution of this Agreement or the sale of the Property contemplated hereby. Each party shall indemnify and save the other party wholly harmless against any loss, cost or other expense, including reasonable attorneys’ fees, that may be incurred by such other party by reason of any breach of the foregoing warranties.

17. Default. In the event the purchase and sale is not consummated because of the inability, failure or refusal, for any reason whatsoever, by Seller to convey the Property in accordance with the terms and conditions provided herein, or because of other fault of Seller or reason provided herein for Purchaser’s not consummating this transaction, all Earnest Money paid in connection with this Agreement shall be returned by the Title Company to Purchaser, without prejudice to any other legal or equitable right or remedy of Purchaser against Seller including, but not limited to, specific performance. In the event the purchase and sale is not consummated because of the default of Purchaser, then the Title Company shall deliver the Earnest Money paid hereunder to Seller as full, complete and final liquidated damages. Seller and Purchaser hereby agree that it would be impossible to ascertain the damages accruing to Seller as a result of a default by Purchaser under this Agreement and agree that such liquidated damages are a reasonable estimate thereof. The payment of said liquidated damages, therefore, shall constitute Seller’s sole remedy against Purchaser and shall be in lieu of the exercise by Seller of any other legal or equitable right or remedy which Seller may have against Purchaser as a result of Purchaser’s default.

18. Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Oklahoma.

19. Waiver. Failure of either Purchaser or Seller to exercise any right given hereunder or to insist upon strict compliance with regard to any term, condition or covenant specified herein, shall not constitute a waiver of Purchaser’s or Seller’s right to exercise such right or to demand strict compliance with any term, condition or covenant under this Agreement.

20. Counterparts. This Agreement may be executed in several counterparts, each of which may be deemed an original, and all of such counterparts together shall constitute one and the same Agreement.

21. Captions. All captions, headings, paragraph and subparagraph numbers and letters are solely for reference purposes and shall not be deemed to be supplementing, limiting or otherwise varying the text of this Agreement.

22. Severability. The invalidity or enforceability of a particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

23. Time. Time is of the essence in this Agreement.

24. Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties and is binding upon Seller and Purchaser, their heirs, successors, legal representatives and assigns.

25. Date of Agreement. The “Effective Date” of this Agreement shall be the date upon which it has been executed by both Seller and Purchaser.

IN WITNESS WHEREOF, the parties have executed this Agreement the date and year written below.

SELLER:

Kilpatrick Partners, L.L.C. an Oklahoma limited liability company

/s/ Chad Richison
By:	Chad Richison, Manager
Date:	10-30-2013

PURCHASER:

Paycom Payroll, LLC a Delaware limited liability company

By:	/s/ Craig E. Boelte
Name:	Craig E. Boelte
Date:	10/29/13

LEGAL DESCRIPTION

Paycom Expansion Tract

October 4, 2013

A tract of land being a part of the Southwest Quarter (SW/4) of Section Eight (8), Township Thirteen (13) North, Range Four (4) West of the Indian Meridian, Oklahoma City, Oklahoma County, Oklahoma, being more particularly described as follows:

Commencing at the Southeast (SE) Corner of said Southwest Quarter (SW/4);

THENCE North 00°15’38” West (North 00°15’26” West record), along and with the East line of said Southwest Quarter (SW/4), a distance of 575.51 feet (575.66 feet record) to the Southeast (SE) Corner of Paycom recorded in Book PL68, Page 95;

THENCE North 88°41’40” West (North 88°42’11” West record), along and with the South line of said Paycom and the North line of a tract of land owned by the Oklahoma Turnpike Authority recorded in Book 7536, Page 339, a distance of 671.88 feet to the Southwest (SW) Corner of said Paycom, said point being the POINT OF BEGINNING;

THENCE continuing North 88°41’40” West (North 88°42’11” West record) along and with the North line of a tract of land owned by the Oklahoma Turnpike Authority recorded in Book 7536, Page 339, a distance of 29.87 feet;

THENCE North 86°46’27” West (North 86°48’46” West record), continuing along and with the North line of a tract of land owned by the Oklahoma Turnpike Authority recorded in Book 7536, Page 339, a distance of 360.72 feet;

THENCE North 00°01’27” West, departing said North line, a distance of 2,035.89 feet to a point on the North line of said Southwest Quarter (SW/4);

THENCE South 89°52’18” East, along and with the North line of said Southwest Quarter (SW/4), a distance of 390.00 feet to a extended West line of Paycom;

THENCE South 00°01’27” East, along and with the extended West line of Paycom, a distance of 2,055.99 feet to the POINT OF BEGINNING.

Containing 798,096 square feet or 18.3218 acres, more or less.

Basis of Bearing: The East line of the SW/4 of Section 8, T13N, R4W having an assumed bearing of North 00°15’38” West.

Prepared by Johnson & Associates, Inc. (Matthew Johnson P.L.S. 1807)

S89°52'18"E 390.00'
1"=300'
390'
±798,096 SQ. FT.
±18.3218 AC.
N00°01'27"W 2035.89'
S00°01'27"E 2055.99'
R 4 W
N.W. 150TH ST.
COUNCIL RD.
ROCKWELL AVE.
T
13
N
8
PROJECT
LOCATION
MEMORIAL RD.
LOCATION MAP
PAYCOM
BOOK PL68, PAGE 95
LOT 1
BLOCK 1
390'
N00°15'38"W 575.51' (M)
N00°15'26"W 575.66' (R)
P.O.B. COMMON AREA "A"
S.W. CORNER
PAYCOM
N. R/W LINE KILPATRICK TURNPIKE
N86°46'27"W (M) 360.72'
N86°48'46"W (R)
N88°41'40"W (M) 671.88'
N88°42'11"W (R)
N88°41'40"W (M) 29.87'
N88°42'11"W (R)
P.O.C.
S.E. COR. SW/4
SEC. 8 T13N R4W

ACAD FILE: H:\2845\2845012\Exhibit\2845012-Expansion Tract Exhibit.dwg, 10/4/2013 3:56 PM, Matt Johnson
XREFS LOADED: 2845009-bdy.dwg

Copyright © 2013 Johnson & Associates, Inc.

Proj. No.: 2845010
Date: 10-04-13
Scale: 1"=300'

PAYCOM

OKLAHOMA CITY, OKLAHOMA COUNTY, OKLAHOMA

EXPANSION TRACT

Johnson & Associates, Inc.
1 E. Sheridan Ave., Suite 200
Oklahoma City, OK 73104
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